Exhibit 2

Nomination letter to the Secretary of the Issuer dated March 7, 2018

Wynnefield Partners Small Cap Value, L.P.

450 Seventh Avenue, Suite 509

New York, New York 10123

March 7, 2018

BY FEDERAL EXPRESS, EMAIL

AND FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED

Telos Corporation

19886 Ashburn Road

Ashburn, Virginia 20147-2358

Attention: Corporate Secretary

Re:	Notice (this “Notice”) of Nomination for Election to the Board of Directors (the “Board”) of Telos Corporation, a Maryland corporation (the “Company”).

Dear Corporate Secretary:

The undersigned, Wynnefield Partners Small Cap Value, L.P., a Delaware limited partnership (“Wynnefield Small Cap Value” or the “Nominating Person”), in accordance with the requirements set forth in the Amended and Restated Bylaws of the Company (the “Bylaws”), hereby submits this Notice on the date hereof to nominate William H. Alderman (“Mr. Alderman” or the “Nominee”) for election as a Class D member of the Board at the 2018 annual meeting of Company stockholders (the “2018 Annual Meeting”). Specifically, the Nominating Person hereby represents that it intends to appear in person or by proxy at the 2018 Annual Meeting to nominate the Nominee for election as a Class D member of the Board.

As of the close of business on the date of this Notice, Wynnefield Small Cap Value represents that it is the stockholder of 165,760 shares of the 12% Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company. Additionally, though affiliated funds, Wynnefield Small Cap Value may be deemed to possess indirect or other beneficial ownership of an additional 389,005 shares of Preferred Stock.1 The undersigned intends to maintain ownership of Preferred Stock at all times prior to and through the 2018 Annual Meeting.

Article II, Section 12(a) of the Bylaws provides that any Company stockholder may nominate a person for election to the Board at an annual meeting by providing notice to the secretary of the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, subject to different temporal advance notice requirements in the event the date of the annual meeting is delayed or advanced by the Company. The Company’s last annual meeting of stockholders was convened and held on May 11, 2017, and the Company has not publicly announced a date for the holding of the 2018 Annual Meeting or a delayed or advanced date for the same. Consequently, as expressly set forth in the Bylaws, this Notice is compliant with the submission deadlines for nominations for director candidates for election at the 2018 Annual Meeting.

1 See the Exchange Act Section 16 (Form 4) and Section 13 (Schedule 13D) filings for the Nominating Person and its affiliates, publicly available on EDGAR for detail and verification. Attached hereto as Exhibit A is a true and correct copy of a share certificate which evidences the Nominating Person’s record ownership of a portion of its beneficially owned shares of Preferred Stock.

As detailed below, this Notice provides the information required by the Bylaws, including certain information set forth in Regulation 14A (the “Proxy Rules”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Capitalized terms used without definition herein shall have the meanings provided in the Bylaws.

It is the undersigned’s firmly-held belief that the Company is in need of a new and fresh perspective on its Board. The election of William Alderman, seasoned by deep and highly-relevant industry expertise and possessing a broad understanding of the financial, operational and strategic issues facing aerospace and defense companies, should significantly improve the oversight function of the Board. As such, his nomination is in the best interests of the Company and its stockholders. The Nominee has consented to be nominated and, if elected, will so serve as a Class D member of the Board.

Information Required by Article II, Section 12(a)(2) of the Bylaws

Set forth is biographical information of the Nominee, including his principal occupation, prior employment history and business address:

William H. Alderman, age 55 (DOB: 5/31/1962), has over 25 years’ experience providing investment banking services across multiple industries, with a particular expertise in financings, mergers and acquisitions and other transactions in the aerospace and defense industry, with more than $1 billion in closed transactions. Mr. Alderman is the founder and President of Alderman & Company Capital, LLC, a registered broker-dealer providing management consulting and investment banking services to the aerospace and defense industry.  Founded by Mr. Alderman in 2001, Alderman & Company specializes in sell-side M&A services to the aerospace and defense industry.

Mr. Alderman has held a number of senior positions in corporate development, finance, and banking.  Mr. Alderman started his career in 1988 at Bankers Trust Company in New York City where he was an Associate in Investment Banking.  In 1990, Mr. Alderman joined General Electric Company (NYSE: GE); during his 5-years at GE, Mr. Alderman rose to the position of Vice President of GE Capital Aviation Services.  In 1996, Mr. Alderman joined Aviation Sales Company. (NYSE:AVS), an aviation aftermarket services supplier.  At Aviation Sales Company, Mr. Alderman served as Senior Vice President of Corporate Development.  During his tenure, the business grew from $130 million in revenue to more than $600 million in 1999.   In 2000, Mr. Alderman joined Fieldstone Private Capital Group, serving as Managing Director of the firm’s aviation industry investment banking practice until 2001.

Mr. Alderman also has significant experience serving on corporate boards and key committees of publicly-held and private companies. Since 2007, Mr. Alderman has served on the Board of Directors (currently Chair, Management Resources and Compensation Committee and member of the Audit Committee) of DLH Holdings Corp. (NASDAQ: DLHC), a services supplier to the United States Departments of Defense and Veterans Affairs.  From 2007 to January 2012, Mr. Alderman also served as a member of the Board of Directors (Chair, Nominating Committee and member of the Audit Committee and Strategic Planning Committee) of Breeze Eastern Corporation (AMEX: BZC), a helicopter winch and aircraft linear actuation systems supplier. In the past, Mr. Alderman has served on the corporate boards of the following privately-held entities: the HM Bullard Company, a retail business owned by Mr. Alderman’s family until 1997 (1984-1997), UFC Aerospace Corp. a provider of aerospace logistics/integrated supply chain solutions (2009-2011), and Cox & Co., an ESOP-owned provider of ice protection and temperature control systems to the aerospace industry (2011-2012). Mr. Alderman has also held a number of non-profit board positions, including serving two terms as Chair of Trustees of the First Congregational Church of Ridgefield, Connecticut.

None of the above corporations or organizations is a parent, subsidiary or other affiliate of the Company.

Mr. Alderman earned an MBA from the J.L. Kellogg Graduate School of Management in 1989 and a Bachelor of Arts degree from Kenyon College in 1984.  Mr. Alderman holds numerous securities industry licenses, including series 7, 24, 63, and 65.  Mr. Alderman has been an aircraft pilot since 1983, holds an instrument rating with high performance and complex endorsements, and owns and operates a Cirrus SR22 aircraft.  Mr. Alderman has been a member of the Wings Club of New York since 1992 and frequently speaks at aerospace industry conferences in the United States and abroad.  He has been quoted as an industry expert by Aviation Week, Bloomberg TV, CBS Marketwatch, USA Today, the Chicago Tribune, the Los Angeles Times, and the Washington Post. Mr. Alderman was a distinguished collegiate athlete, being selected for the All-Ohio Academic Soccer team in 1983.  Mr. Alderman was born in 1962 and has two adult daughters.  Mr. Alderman and his wife reside in Danbury, Connecticut. His residence and work address are each [REDACTED].

The Nominee is the direct beneficial owner of 10,000 shares of Preferred Stock. The Nominee has no other record or beneficial ownership of any other shares of any of the Company’s capital stock. The Nominee is not subject to the reporting obligations of Section 16(a) of the Exchange Act. Consequently, the Nominee has not failed to file on a timely basis any reports related to the Company that are required by Section 16(a) of the Exchange Act.

The Nominee does not hold any position or office with the Company, and has never held any such position or office. Except as set forth in the remaining two sentences of this paragraph, there is no arrangement or understanding between the Nominee and any other person pursuant to which he was selected by the Nominating Person as a nominee to the Board. Although the Company’s definitive Proxy Statements filed in connection with recent years’ annual stockholder meetings suggest that all members of the Board are eligible to receive compensation for Board service consisting of a $30,000 minimum basic annual retainer (and additional annual fees for chairing certain committees), the tabular disclosures therein reveal that the Class D members of the Board have not been compensated by the Company for their Board service at all. Consequently, the Nominating Person has agreed to compensate the Nominee, if elected to the Board, as follows: for each full 30-day period served as a member of the Company’s Board, Mr. Alderman will be entitled to receive a $5,000 payment and reimbursement of necessary and reasonable travel, lodging, subsistence and other related expenses incurred in connection with Board service. A copy of the agreement between Nominee and the Nominating Person regarding such matters (the “Board Nominee Letter Agreement”) is attached hereto as Exhibit B.

Except as set forth in the immediately preceding two paragraphs regarding the Nominee’s Preferred Stock ownership and the Board Nominee Letter Agreement, the Nominee has no substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2018 Annual Meeting.

The Nominee is not party to or involved in any material legal proceeding involving the Company and the Nominee has no material interest adverse to the Company or any of its subsidiaries.

The Nominee has no family relationship with any officer, director or employee of the Company or any of its subsidiaries.

During the past ten years, the Nominee has not been:

(i)	the subject of any bankruptcy or state insolvency proceeding;

(ii)	the general partner in any partnership (at or within two years before the time of the filing of such proceeding) subject to any bankruptcy or state insolvency proceeding; or

(iii)	an executive officer of any corporation or business association (at or within two years before the time of the filing of such proceeding) subject to any bankruptcy or state insolvency proceeding.

During the past ten years, the Nominee has not been:

(i)	convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or named subject of any pending criminal proceeding;

(ii)	subject to any order, judgment or decree enjoining or suspending him from, or otherwise limiting, any of the following activities:

(a)        acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant or any other person regulated by the Commodity Futures Trading Commission (“CFTC”);

(b)        acting as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company;

(c)        engaging in any type of business practice; or

(d)       engaging in the purchase or sale of any security or commodity or in connection with any violation of any federal or state securities or federal commodities laws.

(iii)	subject of any order, judgment or decree of any federal or state authority barring, suspending or otherwise limiting the Nominee’s right to engage in any activity described in paragraphs (ii)(a) or (ii)(b) above, or to be associated with persons engaged in any such activity;

(iv)	found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law or found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law;

(v)	subject of, or a party to, any federal or state judicial or administrative sanction, order, judgment, decree, or finding relating to an alleged violation of any federal or state securities or commodities law or regulation; any law or regulation respecting banks, savings associations, credit unions or other financial institutions or insurance companies or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or convicted of fraud in a criminal or civil proceeding; or

(vi)	subject of, or a party to, any sanction or order of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any similar or equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There is no transaction or series of transactions since January 1, 2017, or any currently proposed transaction, in which the Company was or is to be a participant, in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or one percent of the average of the Company’s assets as of December 31, 2016 and December 31, 2017, and in which the Nominating Person or Nominee, had or will have a direct or indirect material interest.

The Nominee has no arrangements regarding future employment with the Company or any of its affiliates or any other arrangements or understandings regarding future transactions with the Company other than solely in his capacity as a director of the Company when, as and if elected.

Based on the items enumerated in the NASDAQ standards to determine director independence, the Nominating Person believes that the Nominee would be considered an “independent director” (as such term is defined in the relevant NASDAQ listing standards) should he be elected to the Board.

Consent

The written consent of the Nominee to (a) being nominated for election to the Board; (b) being named in a proxy statement and other proxy related materials filed with the United States Securities and Exchange Commission as a nominee for election to the Board; and (c) serving as a director on the Board if elected, are attached hereto as Exhibit C.

*                  *                   *                   *

While the undersigned is complying with the advance notice and related provisions of the Bylaws, it expressly reserves the right to challenge the validity and lawfulness of certain purported requirements set forth therein, and nothing herein shall constitute a waiver of such rights or claims.

Nothing contained in this letter is intended to constitute the solicitation of a proxy for purposes of Section 14 of the Exchange Act.

In the event any statement or other information in this Notice is not correct, or to the extent any applicable information has been omitted from this Notice, or to the extent that any such statement or other information changes, the undersigned and the Nominee reserve the right to correct and/or supplement any such statement or other information set forth herein.

Please confirm receipt of this Notice by contacting it at the address set forth above, as well as by e-mail at nobus@wynnecap.com. Please confirm that this submission satisfies the requirements of the Bylaws to effect the nomination of a person to stand for election as a Class D member of the Board at the 2018 Annual Meeting and constitutes timely notice, in accordance with Section 12(a) of Article II of the Bylaws. If the undersigned does not hear from the Company in writing by 5:00 p.m., prevailing east coast time, on March 8, 2018, it will assume that this submission fully satisfies such requirements and that the Company has waived any claim to the contrary.

[Signature Appears on the Following Page]

If you have any questions or otherwise wish to communicate further, please contact the undersigned directly at (212) 760-0134.

Very truly yours,

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By: Wynnefield Capital Management, LLC,

its General Partner

By: /s/ Nelson Obus___________________

Nelson Obus, Co-Managing Member

cc:	William H. Alderman

Exhibit A

Telos Corporation Preferred Stock Share Certificate No.: PR 3920

NUMBER
PR 3920

SHARES
1000

TELOS CORPORATION

PREFERRED STOCK

INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

CUSIP 879698 20 0
SEE REVERSE FOR CERTAIN DEFINITIONS

102-18190 29

THIS CERTIFIES that

PR 003920 WYNNEFIELD PARTNERS SMALLCAP 1000*********
0315 VALUE LP *1000********
RS 0164613 **1000*******
WYNNEPARS ***1000******
MVL--0000 ****1000*****

is the owner of ***ONE THOUSAND***

FULLY PAID AND NON-ASSESSABLE SHARES OF THE 12% CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK OF THE PAR VALUE OF $.01 EACH OF

TELOS CORPORATION transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its authorized officers.

TELOS CORPORATION CORPORATE SEAL MARYLAND 1995

Dated: 03/15/06

VICE PRESIDENT AND SECRETARY

PRESIDENT AND CHIEF EXECUTIVE OFFICER

COUNTERSIGNED AND REGISTERED: ChaseMellon Shareholder Services, L.L.C. TRANSFER AGENT AND REGISTRAR, BY AUTHORIZED SIGNATURE.

AMERICAN BANK NOTE COMPANY

Exhibit B

Board Nominee Letter Agreement

Wynnefield Partners Small Cap Value, L.P.

450 Seventh Avenue, Suite 509

New York, New York 10123

March 6, 2018

William H. Alderman

[REDACTED]

Dear Mr. Alderman:

This will confirm our understanding as follows:

1.        You have agreed to become a nominee (a “Nominee”) to stand for election as a Class D member of the Board of Directors (the “Board”) of Telos Corporation, a Maryland corporation (the “Corporation” or “Telos”), and, if so elected, to serve as a Telos Board member. You understand that Wynnefield Partners Small Cap Value, L.P., a Delaware limited partnership (“Wynnefield Small Cap Value” or the “Nominating Person”) intends to nominate you in connection with the 2018 annual meeting of Company stockholders (the “2018 Annual Meeting”), expected to be held in May, 2018, although no definite meeting date has been publicly announced by the Company as of this date.

2.        Wynnefield Small Cap Value hereby agrees that, if you are elected as a Telos Board member, it shall pay to you for such service the amount of Five Thousand Dollars ($5,000) for each full 30-day period you serve as a Board member. Should you be elected to the Board, nothing herein commits you to any required term of service since, consistent with relevant Maryland law, you are subject to removal, and may resign, from the Board at any time.

3.       Additionally, Wynnefield Small Cap Value hereby agrees that it shall reimburse you for necessary and reasonable travel, lodging, subsistence and other related expenses incurred in connection with Board meeting attendance or other required Board activities. To be reimbursed for allowable expenses, you must complete and submit a statement to Wynnefield Small Cap Value itemizing such qualifying expenses within thirty (30) days of completion of the Board meeting or other covered activity.

If this letter reflects your understanding of our agreement, please so indicate by signing in the space provided below and returning one signed copy to us, whereupon this letter will become a binding agreement between us.

If you have any questions or otherwise wish to communicate further, please contact the undersigned directly at (212) 760-0134.

Very truly yours,

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By: Wynnefield Capital Management, LLC,

its General Partner

By:_/s/ Nelson Obus__________________

Nelson Obus, Co-Managing Member

Agreed to and Accepted as of the date first above written:

/s/ William H. Alderman__________

William H. Alderman

Exhibit C

CONSENT

OF

William H. Alderman

I, William H. Alderman, of Danbury, Connecticut hereby consent to: (a) being nominated for election to the Board of Directors of Telos Corporation (the “Board”); (b) being named in a proxy statement and other proxy related materials filed with the United States Securities and Exchange Commission as a nominee for election to the Board; and (c) serving as a director on the Board, if elected.

March 6, 2018	/s/ William H. Alderman___
William H. Alderman